EXHIBIT 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA ANNOUNCES COMPLETION OF $400,000,000 UNSECURED REVOLVING CREDIT FACILITY AND ADDITIONAL DEBT REDUCTION

For Immediate Release:  February 24, 2005

BASKING RIDGE, N.J., US — Avaya Inc. (NYSE:AV), a leading global provider of business communications software, systems and services, today announced the successful completion of a new $400 million five-year unsecured revolving credit facility.  The new facility replaces Avaya’s existing $250 million secured credit facility, which would have expired in September 2005.   The new facility was over-subscribed as commitments exceeded $600 million.

The Company also said it has reduced its secured floating rate notes outstanding by $112 million, or approximately 40 percent.  After the reduction the balance is $171 million.  Avaya assumed the secured floating rate notes with its acquisition of Tenovis.

“We appreciate the confidence and support from our banking partners as this facility provides flexibility for Avaya to continue executing its growth strategy,” said Garry K. McGuire, Avaya’s Chief Financial Officer and Senior Vice President, Corporate Development.  “The de-leveraging of our long-term debt, this new credit facility, and the removal of the bank group’s security interest are all key steps in Avaya’s long-stated financial strategy to restore its investment grade rating.”

The facility co-lead arrangers were Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com